Exhibit 5.1

[Sidley Austin Letterhead]

September 28, 2009

Equity Residential

Two North Riverside Plaza

Chicago, Illinois 60606

Re:	Legality of Common Shares Registered under Registration Statement on Form S-3

Ladies and Gentlemen:

We are acting as counsel for Equity Residential, a Maryland real estate investment trust (the “Company”), in connection with the issuance and sale by the Company from time to time of up to 17,000,000 shares (the “Shares”) of the Company’s common shares of beneficial interest, par value $0.01 per share (the “Common Shares”), pursuant to the prospectus supplement dated September 28, 2009 (the “Prospectus Supplement”) supplementing the prospectus dated December 16, 2008 (the “Base Prospectus”) that forms part of the Company’s Registration Statement on Form S-3 (File No. 333-156156) (the “Registration Statement”) filed with the Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended (the “Securities Act”). The Shares are to be sold from time to time pursuant to the three Sales Agency Financing Agreements, dated September 28, 2009 (the “Sales Agency Financing Agreements”), among each of Merrill Lynch, Pierce, Fenner & Smith Incorporated, J.P. Morgan Securities Inc. and Morgan Stanley & Co. Incorporated, individually, as Sales Agents (the “Agents”), and the Company and ERP Operating Limited Partnership, an Illinois limited partnership.

We have examined (i) the Base Prospectus and the Prospectus Supplement, (ii) the Registration Statement, (iii) each of the executed Sales Agency Financing Agreements and (iv) certain resolutions of the Board of Trustees of the Company adopted on September 17, 2009, as certified by the Secretary of the Company on the date hereof as being true, complete and correct and in full force and effect, relating to, among other things, the sale of the Shares. We have examined and relied upon originals or copies, certified or otherwise identified to our satisfaction, of such agreements, instruments, certificates, records and other documents as we have deemed necessary or appropriate for the purpose of rendering the opinions set forth this opinion letter.

In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies or by facsimile or other means of electronic transmission or which we obtained from the Commission’s Electronic Data Gathering, Analysis and Retrieval system (“EDGAR”) or other sites on the internet, and the authenticity of the originals of such latter documents. As to facts and other matters relevant to the opinions expressed herein, we have relied without independent investigation or verification upon, and assumed the accuracy and completeness of, (a) certificates, letters and oral and written statements and representations of public officials, officers and other representatives of the Company, accountants for the Company, and others, and (b) the representations and warranties in the Sales Agency Financing Agreements.

Based on and subject to the foregoing and the other limitations, qualifications, exceptions and assumptions set forth herein, we are of the opinion that:

1        The Shares have been duly authorized by the Company for issuance and sale pursuant to the Sales Agency Financing Agreements.

2        When (i) the purchase price or prices for the Shares and the number of the Shares (in any case not to exceed 17,000,000 in the aggregate) to be offered and sold from time to time have been duly established and approved by resolutions duly adopted by the Company’s board of trustees or a duly authorized committee thereof (the “Board”) and agreed upon by the Company and the respective purchasers of the Shares, and (ii) the Shares have been issued and delivered by the Company against payment of such purchase price or prices, as the case may be, in accordance with the relevant Sales Agency Financing Agreement, after deduction from such purchase price or prices of the Agent’s commission and such other amounts, if any, as may be deducted therefrom in accordance with such Sales Agency Financing Agreement and resolutions duly adopted by the Board, the Shares will be validly issued, fully paid and nonassessable; provided, that (A) the purchase price per Share paid by purchasers is equal to or in excess of the par value per Common Share and in excess of any minimum purchase price, and within any other parameters, established by the Board and (B) the aggregate number of Shares issued and issuable pursuant to the Sales Agency Financing Agreements, when taken together with the other issued and outstanding Common Shares (including any treasury shares), does not exceed the number of authorized Common Shares set forth in the Articles of Restatement of Declaration of Trust of the Company.

For the purposes of this opinion letter, we have assumed that, at the time of the issuance, sale and delivery of the Shares pursuant to the Sales Agency Financing Agreements: (i) the authorization thereof by the Company will not have been modified or rescinded, and there will not have occurred any change in law affecting the validity, legally binding character or enforceability thereof; and (ii) the declaration of trust of the Company, as currently in effect, will not have been modified or amended and will be in full force and effect.

This opinion letter is being delivered in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act.

This opinion letter is limited to Title 8 of the Corporations and Associations Article of the Annotated Code of Maryland.

We hereby consent to the filing of this opinion letter as an Exhibit to the filing by the Company of a Current Report on Form 8-K on the date hereof, which Form 8-K will be incorporated by reference into the Registration Statement, and to all references to our firm included in or made a part of the Prospectus Supplement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules or regulations promulgated by the SEC.

Very truly yours,

/s/ Sidley Austin LLP

Sidley Austin LLP